Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 3, 2012, is made and entered into by and between TELA Bio, Inc., a Delaware corporation (the “Company”), and Antony Koblish (the “Executive”).

WHEREAS, the Company desires to employ Executive on at at-will basis, and the Executives wishes to enter into the employ of the Company on at-will basis, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be bound hereby, the parties agree as follows:

1.                                      Duration of Agreement.  This Agreement is effective on the date set forth above and has no specific expiration date.  Unless terminated or amended in writing by the parties, this Agreement will govern the Executive’s continued employment by the Company until that employment ceases in accordance with Section 5 hereof.

2.                                      Position; Duties.  The Executive will be employed as the Company’s President and Chief Executive Officer, reporting directly to the Company’s Board of Directors (the “Board”).  In such position, the Executive shall perform such duties and shall have such authority consistent with such position as may be assigned to him from time to time by the Board including, but not limited to, the responsibility and authority over the administration, management and supervision of the business of the Company.  The Executive shall devote his best efforts and all of his business time and services to the Company and its Affiliates.  The Executive shall not, in any capacity, engage in other business activities or perform services for any other Person without the prior written consent of the Board; provided, however, that without such consent, the Executive may engage in charitable or public service, so long as such activities do not interfere with the Executive’s performance of his duties and obligations hereunder.  For purposes of this provision, the Company hereby expressly consents to the Executive serving as a member of the Board of Directors of PABIO and Orthobond.

3.                                      Place of Performance.  The Executive may perform his services hereunder at, among other locations, the principal executive offices of the Company, the Executive’s home office and/or during business related travel.

4.                                      Compensation.

4.1.                            Base Salary.  The Executive’s annual salary will be $375,000 (the “Base Salary”).  The Company shall pay the Base Salary, less such withholdings and deductions as required by applicable law, to the Executive in accordance with the Company’s usual payroll practices as in effect from time to time.  The Base Salary shall be reviewed on an annual basis by the Board and may adjusted from time to time by the Board; provided, however, that any decrease in the Base Salary shall be made only if the Company contemporaneously decreases the salaries of all senior executives and vice presidents of the Company and the Executive’s Base Salary is decreased by a percentage that is not greater than the percentage by which the salaries of such other senior executives and vice presidents are decreased.

4.2.                            Employee Benefits.  The Executive will be eligible to participate in the employee benefit plans, policies or arrangements maintained by the Company for its senior executive employees generally, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that this Agreement will not limit the Company’s ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason.

4.3.                            Paid Time Off.  Subject to the terms and conditions of the Company’s policy, as may be amended from time to time, the Executive will be eligible for four weeks of paid time off each calendar year.

4.4.                            Reimbursement of Expenses.  The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company in accordance with the business expense reimbursement policies of the Company, as may be amended from time to time.

5.                                      Termination; Severance.  The Executive’s employment hereunder shall terminate (i) on the date not less than 30 days following written notice from the Company that Executive’s employment with the Company has been or will be terminated, (ii) on the date not less than 30 days following written notice from the Executive that he is resigning from the Company, (iii) on the date of his death or (iv) on the date of his Disability, as reasonably determined by the Company.  Upon cessation of his employment for any reason, unless otherwise consented to in writing by the Board, the Executive shall resign immediately from any and all officer, director and other positions he then holds with the Company and/or its Affiliates.  Upon any cessation of his employment with the Company, the Executive shall be entitled only to such compensation and benefits as described in this Section 5, with the understanding that the period between the date of the written notice and the date of actual termination will count towards the agreed upon period during which the executive will receive severance.

5.1.                            Termination without Cause or upon Good Reason.  If the Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or a termination by the Executive for Good Reason (as defined below), the Company shall:

5.1.1.                  pay to the Executive (i) all accrued and unpaid Base Salary through the date of such cessation of employment at the time such Base Salary would otherwise be paid according to the Company’s usual payroll practices, and (ii) any bonus that the Company’s Compensation Committee has approved and has determined is payable to the Executive;

5.1.2.                  pay to the Executive monthly severance payments equal to one- twelfth (1/12) of the Executive’s then current Base Salary for a period equal to twelve (12) months (the “Severance Period”); and

5.1.3.                  provide to the Executive a continuation of health, dental and vision insurance during the Severance Period and, to the extent that the continuation of such insurance coverage is not permitted under the Company’s insurance policies, then payment to the

Executive of the monthly cost to obtain equivalent insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or otherwise.

5.1.4.                  Except as otherwise provided in this Section 5.1, all compensation and benefits will cease at the time of the Executive’s cessation of employment and the Company will have no further liability or obligation by reason of such cessation of employment.  The payments and benefits described in this Section 5.1 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company.  Notwithstanding any provision of this Agreement, the payments described in Section 5.1.2 are conditioned on: (a) the Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of his cessation of employment, of a general release of claims against the Company and its Affiliates substantially in the form attached hereto as Exhibit A (the “Release”); (b) the Executive’s continued compliance with the provisions of the Restrictive Covenant Agreement (as defined below); and (c) the Company being financially solvent at the time any such severance payment becomes due, and further provided that that the payment of any such severance amounts would not cause the Company to become insolvent.  For purposes of this Agreement, the Company shall be considered financially solvent if the Company’s then current assets exceed its then current liabilities and the Company is able to pay its debts as they become due.  Subject to Section 5.4 below, the benefits described in Section 5.1.2 and 5.1.3 will be paid as soon as administratively practicable after the Release becomes irrevocable, provided that if the 60 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

5.2.                            Other Terminations.  If the Executive’s employment with the Company ceases for any reason other than as described in Section 5.1 above (including but not limited to (a) termination by the Company for Cause, (b) resignation by the Executive without Good Reason, (c) termination as a result of the Executive’s Disability, or (d) the Executive’s death), then the Company’s obligation to the Executive will be limited solely to the payment of accrued and unpaid Base Salary and any bonus as described in Section 5.1.1 through the date of such cessation of employment.  All compensation and benefits will cease at the time of such cessation of employment and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination.  The foregoing will not be construed to limit the Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

5.3.                            Compliance with Section 409A.  Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 5.1.2 hereof will be payable until the Executive has a “separation from service” from the Company within the meaning of Section 409 A of the Code.  In addition, to the extent compliance with the requirements of Treas.  Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Executive upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to the Executive in a lump sum immediately following such six month period.  This paragraph should not be construed to prevent the application of Treas.  Reg. § 1.409A-l(b)(9)(iii) (or any successor provision) to amounts payable hereunder.  For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

6.                                      Restrictive Covenants.  The Executive acknowledges and agrees to abide by the terms of, and agrees that his employment by the Company is contingent upon his valid and binding execution of the Confidential Information, Non-Competition and Assignment Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”).  The Executive acknowledges that the terms of the Restrictive Covenant Agreement shall continue to remain in full-force and effect following the cessation of the Executive’s employment with the Company for any reason.  If the Executive does not execute the Restrictive Covenant Agreement on or before the fifth (5th) calendar day following the date of this Agreement, the Company’s obligations under this Agreement shall be null and void ab initio.

7.                                      Certain Definitions.  For purposes of this Agreement:

7.1.                            “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct ownership interest shall be treated as an Affiliate of the Company.

7.2.                            “Cause” means (i) indictment, commission of, or the entry of a plea of guilty or no contest to, (A) a felony or (B) any crime (other than a felony) that causes the Company or its Affiliates public disgrace or disrepute, or adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its Affiliates, customers and suppliers; (ii) commission of an act of gross negligence, willful misconduct, fraud, embezzlement, theft or material dishonesty with respect to the Company or any of its Affiliates; (iii) a breach of the Executive’s fiduciary duty of loyalty to the Company or any of its Affiliates; (iv) alcohol abuse or use of controlled substances (other than prescription drugs taken in accordance with a physician’s prescription); (v) material breach of any agreement with the Company or any of its Affiliates, including this Agreement and the Restrictive Covenant Agreement; (vi) a material breach of any Company policy regarding employment practices; or (vii) refusal to perform the lawful directives of the Board, if not cured within 30 days following receipt by the Executive from the Company of written notice thereof.

7.3.                            “Change of Control” means (a) any sale, lease, exclusive license or other transfer of all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole by means of a single transaction or series of related transactions, except where such sale, lease, exclusive license or other transfer is to a wholly owned Subsidiary of the Corporation, or (b) any transaction or series of transactions involving the Corporation, or its securities, whether by consolidation, merger, purchase of shares of capital stock or other reorganization or combination or otherwise, in which the holders of the Corporation’s outstanding shares of capital stock immediately prior to such transaction or series of related transactions own, immediately after such transaction or series of related transactions, securities representing fifty percent (50%)

or less of the voting power of the entity surviving such transaction or series of related transactions or the entity whose securities are issued pursuant to such transaction or series of related transactions.

7.4.                            “Code” means the Internal Revenue Code of 1986, as amended.

7.5.                            “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

7.6.                            “Disability” means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” will mean the Executive’s inability to perform the essential duties of his position due to a mental or physical condition (other than alcohol or substance abuse), with or without a reasonable accommodation.  Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

7.7.                            “Good Reason” means one or more of the following: (i) a material reduction in the Executive’s title, duties, authority or responsibilities, provided that a material reduction of the Executive’s title, duties, authority or responsibilities hereunder shall be deemed not to have occurred if, following a Change of Control, (A) if the Company remains a separate entity, Executive is the most senior executive directly responsible for the operations of the Company, or (B) if the Company does not remain a separate entity, Executive is the most senior executive directly responsible for the operations of the acquiring entity that are comprised of the former business of the Company; (ii) a material breach of this Agreement by the Company; or (iii) a material reduction in aggregate compensation paid by the Company to the Executive that is not in accordance with Section 4.1 and to which the Executive has not provided written consent.  The notice by the Executive of the condition constituting Good Reason under this Agreement shall be provided to the Company in writing within ninety (90) days of the initial existence of the condition constituting Good Reason and the Company shall then have thirty (30) days after receipt of such written notice to remedy the condition.

7.8.                            “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

8.                                      Miscellaneous.

8.1.                            Cooperation.  The Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company.  The Executive shall render such cooperation in a timely manner on reasonable notice from the Company, so long as the Company exercises commercially reasonable efforts to schedule and limit its need for the Executive’s cooperation under this paragraph so as not to interfere with the Executive’s other personal and professional commitments.

8.2.                            Section 409A.

8.2.1.                  Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to the Executive does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

8.2.2.                  Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code.  Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption.

8.3.                            Section 280G.

8.3.1.                  Notwithstanding any other provision of this Agreement, if any payment or benefit due under this Agreement, together with all other payments and benefits that the Executive receives or is entitled to receive from the Company or any of its subsidiaries, Affiliates or related entities, will constitute an “excess parachute payment” (as that term is defined in Section 280G(b)(l) of the Code and related regulations), such payments and benefits will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company or its Affiliates by reason of Section 280G of the Code.  If a reduction to the payments or benefits otherwise payable under this Agreement is required pursuant to this Section 8.3, such reduction shall occur to the payments or benefits in the order that results in the greatest economic present value of all payments actually made to the Executive.

8.3.2.                  Notwithstanding the foregoing and provided that no securities of the Company, any member of its affiliated group (within the meaning of Section 1504 of the Code) and any entity possessing a direct or indirect ownership interest in the Company which interest constitutes more than 1/3 of such entity’s gross fair market value (as described in Treasury Regulation Section 1.280G-1, Q&A 6) are then publicly traded, to the extent that any payments and/or benefits provided to the Executive from the Company or any of its subsidiaries, Affiliates or related entities, will constitute an “excess parachute payment” (as that term is defined in Section 280G(b)(l) of the Code and related regulations) without regard to the application of Section 8.3.1, the Company agrees to submit such payments and/or benefits for approval by the holders of more than 75% of the voting power of the outstanding equity securities of the Company in a manner intended to comply with Section 280G(b)(5)(B) of the Code and regulations thereunder.  The Executive acknowledges that to the extent any such payment and/or benefits are submitted to the Company’s equity holders for approval pursuant to the preceding sentence, the Company’s equity holders have no obligation to approve such payments and/or benefits (or portions thereof) and that if such approval is not timely obtained in a manner that satisfies Section 280G(b)(5)(B) of the Code and regulations thereunder, such payments or benefits (to the extent necessary to avoid the Company’s loss of deduction pursuant to Section 280G of the Code) will be reduced in accordance with Section 8.3.1 hereof.

8.4.                            Other Agreements.  The Executive represents and warrants to the Company that there are no restrictions, agreements, including but not limited to confidentiality, non-compete, invention assignment, or consulting agreements, or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or the Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by the Executive of his duties under this Agreement

8.5.                            Successors and Assigns.  The Company may assign this Agreement to any Affiliate or to any successor to its assets and business by means of liquidation, dissolution, merger, sale of assets or otherwise.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor.  For avoidance of doubt, a termination of the Executive’s employment by the Company in connection with a permitted assignment of the Company’s rights and obligations under this Agreement is not a termination “without Cause” so long as the assignee offers employment to the Executive substantially on the terms herein specified (without regard to whether the Executive accepts employment with the assignee).  The rights and duties of the Executive hereunder are personal to Executive and may not be assigned by him.

8.6.                            Governing Law and Enforcement.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws.  Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the Commonwealth of Pennsylvania, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

8.7.                            Waivers.  The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party.  No waiver will be deemed to have occurred unless set forth in writing.  No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

8.8.                            Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.9.                            Survival.  This Agreement will survive the cessation of the Executive’s employment to the extent necessary to fulfill the purposes and intent of this Agreement.

8.10.                     Notices.  Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by reputable overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested or (c) sent by telefax.  Any notice or communication to the Executive will be sent to the address contained in his personnel file.  Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of the Board.  Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

8.11.                     Withholding.  All payments (or transfers of property) to the Executive will be subject to tax withholding to the extent required by applicable law.

8.12.                     Section Headings.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

8.13.                     Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

8.14.                     Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every nature relating to that subject matter.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, in each case on the date first above written.

COMPANY:

TELA Bio, Inc.

By:	/s/ Maarten Persenaire, M.D.
	Name:	Maarten Persenaire, M.D.
	Title:	Chief Medical Officer

EXECUTIVE:

/s/ Antony Koblish
Antony Koblish

[Signature Page to Employment Agreement]

EXHIBIT A RELEASE OF CLAIMS

This RELEASE OF CLAIMS (this “Release”) is given on this [  ] day of [      ], 20[  ] by Anthony Koblish (the “Executive”).

WHEREAS, the Executive’s employment with TELA Bio, Inc., a Delaware Corporation (the “Company”), has terminated; and

WHEREAS, pursuant to Section 5.1 of the Employment Agreement by and between the Company and the Executive dated as of December 3, 2012 (the “Employment Agreement”), the Company has agreed to pay the Executive certain amounts and to provide certain benefits, subject to his execution and non-revocation of this Release.  All terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the Executive agrees as follows:

1.             Consideration.  The Executive acknowledges that: (i) the payments set forth in Section 5.1 of the Employment Agreement constitute full settlement of all his rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company or any of its Affiliates, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive by reason of the cessation of his employment.  The Executive further acknowledges that, in the absence of his execution of this Release, the payments and benefits specified in Section 5.1 of the Employment Agreement would not otherwise be due to him.

2.             Executive’s Release.  The Executive on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, Affiliates and assigns, together with each and every of its and their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees, attorneys and agents and the heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Executive ever had or now has against the Releasees, or any one of them arising out of or relating to his employment with the Company occurring up to and including the date of this Release.  This Release specifically includes, but is not limited to:

2.1.         any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

2.2.         any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

2.3.         any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, sexual orientation, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”) or any comparable state statute or local ordinance;

2.4.         any and all Claims under any federal or state statute relating to employee benefits or pensions;

2.5.         any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

2.6.         any and all Claims for attorneys’ fees and costs.

The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against any Releasee.  The Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment, other than an action to enforce the Employment Agreement.  This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

Notwithstanding any other provision of this Release, the Executive does not waive or release any Claims for vested rights or benefits under any retirement plan of the Company, any rights to indemnification under the Company’s bylaws or otherwise (including, without limitation, any indemnification agreement between the Executive and the Company, if applicable), any rights to insurance coverage under the Company’s Directors and Officers insurance policies or other insurance policies, and any rights under the (a) Stockholders Agreement, dated December 3, 2012, by and among the Company and the stockholders party thereto (as amended from time to time), (b) the Investor Rights Agreement, dated December 3, 2012, by and among the Company and the stockholders party thereto (as amended from time to time), (c) any restricted stock agreements between the Company and the Executive, (d) any option awards to the Executive, and (e) any other similar agreements between the Company and the Executive.

3.             Company’s Release.  The Company, on its own behalf and on behalf of its predecessors, parents, subsidiaries, affiliates, members, general partners, limited partners, representatives and assigns, hereby generally releases and discharges the Executive and his heirs, assigns, executors, agents and representatives from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown, which they ever had or now have against the Executive arising out of or relating to his employment with the Company occurring up to and including the date of this Release.  Notwithstanding any other provision of this Release, the Company does not waive or release any claims against the Executive based on or arising out of conduct or circumstances for which the Executive could have been terminated for Cause (as defined in the Employment Agreement).

4.             Acknowledgment.  The Executive understands that the release of Claims contained in this Release extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Release, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release.  The Executive further understands and acknowledges the significance and consequences of this Release and of each specific release and waiver, and expressly consents that this Release shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein. The Executive hereby waives any right or Claim that the Executive may have to employment, reinstatement or re-employment with the Company.

5.             Remedies.  All remedies at law or in equity shall be available to the Releasees for the enforcement of this Release.  This Release may be pleaded as a full bar to the enforcement of any Claim that the Executive may assert against the Releasees.

6.             Challenge.  If Executive violates any provisions of the Restrictive Covenant Agreement or this Release, no further payments, rights or benefits under Section 5.1 of the Employment Agreement will be due to the Executive.  In the event that the Company learns within ninety (90) days following execution of this Release of any conduct or circumstances for which the Executive could have been terminated for Cause (as defined in the Employment Agreement) had the Company been aware of such conduct or circumstances on the date of termination, no further payments, rights or benefits under Section 5.1 of the Employment Agreement will be due to the Executive.

7.             No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive.  There have been no such violations, and the Executive acknowledges that the Company specifically denies any such violations.

8.             Severability.  If any term or provision of this Release shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

9.             Advice of Counsel; Revocation Period.  The Executive is hereby advised to seek the advice of counsel prior to signing this Release.  The Executive hereby acknowledges that the Executive is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Release, and that he is voluntarily executing this Release with full knowledge of its provisions and effects.  The Executive further acknowledges that he has been given at least [TWENTY-ONE (21)/F0RTY-FIVE (45)](1) days within which to consider this Release and that he has SEVEN (7) days following his execution of this Release to revoke his acceptance, with this Release not becoming effective until the 7-day revocation period has expired.  If the Executive elects to revoke his acceptance of this Release, this Release shall not become effective and the Executive must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date the Executive accepted this Release) to the Company’s principal office and addressed to the attention of the Board.

10.          Representations and Warranties.  The Executive represents and warrants that he has not assigned any claim that he purports to release hereunder and that he has the full power and authority to enter into this Release and bind each of the persons and entities that the Executive purports to bind.  The Executive further represents and warrants that he is bound by, and agrees to be bound by, his post-employment obligations set forth in the Restrictive Covenant Agreement.

11.          Governing Law.  This Release shall be governed by the laws of the Commonwealth of Pennsylvania without regard to the conflict of law principles of any jurisdiction.  Any legal proceeding arising out of or relating to this Release will be instituted in a state or federal court in the Commonwealth of Pennsylvania, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that either of them may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

IN WITNESS WHEREOF, the Executive has executed this Release on the date first above written.

TELA Bio, Inc.
Antony Koblish

By:
Name:
Title:

(1)  As applicable based on the advice of counsel.  If 45-day consideration period is applicable, this Release will be revised based on advice of counsel to comply with applicable law.

EXHIBIT B

CONFIDENTIAL INFORMATION,
NON-COMPETITION AND ASSIGNMENT AGREEMENT

In consideration of my employment by TELA Bio, Inc. (the “Company”) and for other valuable consideration the sufficiency of which is hereby acknowledged, intending to be legally bound, I agree to the following:

1.             Definitions.

(a)           “Agreement” means this Confidential Information, Non-Competition and Assignment Agreement, as may be amended from time to time.

(b)           “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct ownership interest shall be treated as an Affiliate of the Company.

(c)           “Business” means any medical technology company engaged in the field of soft tissue reconstruction through the application of animal or human derived extracellular matrices, synthetic meshes / sheets / gels, or other tissues, and located in the United States, Canada or Mexico, or elsewhere in the world where the Company does business or has license rights to do business, or has actively negotiated to acquire license rights to do business within the one year period immediately preceding the cessation of my employment with the Company or Company Group.

(d)           “Customer” shall mean those Persons for whom or which the Company Group performed services or to whom or which the Company Group sold, distributed or licensed its products during the twelve (12) months preceding the cessation of my employment with the Company for any reason, and any Persons who participated in conducting preclinical or clinical studies sponsored by the Company Group.

(e)           “Company Group” means, collectively and individually, the Company and each of its Affiliates.

(f)            “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(g)           “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

(h)           “Prospective Customer” shall mean Persons whose business was solicited by the Company Group at any time during the twelve (12) months preceding the date on which my employment with the Company Group ceases for any reason.

(i)            “Restricted Non-Compete Period” means the one (1) year period immediately following the cessation of my employment with the Company Group for any reason.

(j)            “Restricted Non-Solicit Period” means the one (1) year period immediately following the cessation of my employment with the Company Group for any reason.

2.             Confidential Information.

(a)           Company Information.  I agree that at all times during the time I am an employee, consultant, officer and/or director of the Company and at all times thereafter to hold in strictest confidence and not to use or disclose, except for the benefit of the Company Group, any Confidential Information of the Company Group.  After my service with the Company has terminated, regardless of the reason for the termination and regardless of whether terminated by the Company or me, I will not use, publish, divulge, communicate, share, provide access to or otherwise disclose any Confidential Information.  I understand that “Confidential Information” means any Company Group proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans and developments, prototypes, products, services, customer lists and customers, prospective customers and contacts, proposals, customer purchasing practices, prices and pricing methodology, cost information, terms and conditions of business relationships with customers, customer research and other needs, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, distribution and sales methods and systems, sales and profit figures, finances, personnel information including, information regarding compensation, skills, training, promotions, and duties, as well as reports and other business information that I learn of, obtain, or that is disclosed to me relating to the Company Group at any time prior to or during the course of my service to the Company, either directly or indirectly, in writing, orally or by review or inspection of documents or other tangible property.  However, Confidential Information does not include any of the foregoing items which has been made generally available to the public and become publicly known through no wrongful act of mine or any other Person owing a duty of confidentiality to the Company Group.  Either during my service to the Company or after my service has terminated, regardless of the reason and regardless of whether terminated by the Company or me, in the event I receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of Confidential Information, I must notify immediately the Chairman of the Board of the Company by calling him/her at his/her Company telephone number.  Regardless of whether I am successful in reaching the Chairman of the Board of the Company by telephone, I also must notify him/her immediately in writing, via certified mail, at the Company’s corporate headquarters, or at such other telephone number and/or address as provided by the Company from time to time for such purpose.  A copy of the request or demand as well as any and all documents potentially responsive to the request or demand shall be included with the written notification.  I will wait a minimum often (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company Group time to determine whether the disclosure or production involves Confidential Information, in which event the Company Group may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto.  If the request or demand is in conjunction with judicial, administrative, arbitration or other adversarial proceedings, copies of all correspondence regarding the request or demand shall be included with the information sent to the Company’s Chairman of the Board.

(b)           Former Employer Information.  I agree that I will not, while I am an employee, consultant, officer and/or director of the Company or the Company Group, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other Person, if any, with whom I have an agreement or duty to keep such information or secrets confidential, if any, and that I will not use, disclose or bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer or Person unless consented to in writing by such employer or Person.

(c)           Third Party Information.  I recognize that the Company Group has received and in the future will receive from third parties (including customers of the Company Group) their confidential or proprietary information subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person or to use it except as necessary in carrying out my work for the Company, consistent with the Company Group’s agreement with such third party.

3.             Inventions.

(a)           Inventions Retained and Licensed.  I have attached hereto, as Attachment A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to becoming an employee, consultant, officer and/or director of the Company (collectively referred to as “Prior Inventions”), which are owned by me alone or jointly with others, which relate to the Company Group’s business, proposed business, products or research and development, and which are not assigned to the Company Group hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions.  If, in the course of my service with the Company, I incorporate into a Company Group product, process or machine a Prior Invention owned by me or in which I have an interest, the Company, or its designee, is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide, assignable, transferable, and sublicenseable license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b)           Assignment of Inventions.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or any trade secrets which relate in any manner to the Company Group’s business or proposed business, whether or not patentable or registrable under patent, copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice (or may have conceived or developed or reduced to practice) or cause (or may have caused) to be conceived or developed or reduced to practice, at any time prior to the date of this Agreement until I am no longer an employee, consultant, officer and/or director of the Company (collectively referred to as “Inventions”), including any and all intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademark rights and trade secret rights (collectively referred to as “Intellectual Property Rights”).  I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my service or duties as an employee, consultant, officer and/or director and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(c)           Maintenance of Records.  I agree to keep and maintain adequate and current records of all Inventions.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to the Company at all times, and Company, or its designee, shall retain all right, title, and interest in and to the same.

(d)           Patent and Copyright Registrations.  I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company Group’s rights in the Inventions and any Intellectual Property Rights related thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, or its designee, the sole and exclusive right, title and interest in and to such Inventions and any Intellectual Property Rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign Intellectual Property Right covering Inventions assigned to the Company, or its designee, as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, or copyright, trademark or other registrations thereon with the same legal force and effect as if executed by me.

(e)           Post-Employment Disclosure Obligations.  I shall also promptly disclose in writing to the Company all discoveries, developments, designs, ideas, improvements, inventions, formulas, processes, techniques, know-how, and data (whether or not patentable or registrable under copyright or similar statutes) that relate to business of the Company Group and that are made, conceived or reduced to practice by me (either alone or jointly with others) within twelve (12) months after termination of my employment.  I acknowledge and agree that all of the foregoing items that are based on the Company’s Confidential Information hereunder - or which were, in fact, made, conceived or reduced to practice during my employment by the Company Group- shall constitute Inventions subject to assignment under this Section 3. My disclosure hereunder shall be narrowly tailored to comply with the restrictions of any commercially reasonable non-disclosure agreement signed by me that is meant to protect the trade secrets and confidentiality of a subsequent employer.

(f)            Exceptions to Assignment Obligations.  The Company and I agree that the assignment obligations under this Section 3 shall not apply to inventions, and I shall not be obligated to assign to the Company any Inventions, that were developed entirely on my own time without using the Company’s equipment, supplies, facilities or trade secret information, unless such inventions either: (i) relate directly to the Company Group’s Business or the Company’s actual or demonstrably anticipated research, or (ii) result from any work performed by me for the Company Group.  By signing this Agreement, I acknowledge that I have received written notice of these express exceptions from the assignment obligations hereunder.

4.             Non-Competition; Non-Solicitation.

(a)           Non-Solicitation.  During my service with the Company and for the Restricted Non-Solicit Period, I shall not, directly or indirectly, for my own benefit or for the benefit of any third party, in any capacity (as a principal, shareholder, partner, director, officer, agent, executive, consultant, contractor, employee, lender or otherwise):

(i)            induce, solicit, recruit or attempt to persuade any Person to terminate such Person’s employment or other relationship with the Company Group or not to establish an employment or other relationship with the Company Group, whether or not such Person is or would be an employee, consultant, contractor, officer and/or director, whether or not such relationship is or would be pursuant to a written or oral agreement and whether or not such relationship is for a specific period of time or is at-will;

(ii)           employ or establish a business relationship with (or attempt to employ or establish a business relationship with), or encourage or assist any Person to employ or establish a business relationship with, any individual who was an employee, consultant, contractor, officer or director of the Company Group during the twelve month period preceding the first day of the Restricted Non-Solicit Period;

(iii)          (A) direct or engage in any act which may interfere with or adversely affect, alter or change the relationship (contractual or otherwise) of the Company Group with any Person that is a Customer, Prospective Customer, vendor, supplier or contractor of the Company Group, or (B) otherwise induce or attempt to induce any such Person to cease doing business, reduce or otherwise limit its business with the Company Group; or

(iv)          solicit business from any Customer or Prospective Customer, or do business with any Customer or Prospective Customer of the Company Group, involving the Business.

(b)           Non-Competition.  During my service with the Company and for the Restricted Non-Compete Period, on the condition that the Company is not in breach of its obligation to make severance payments to me under the Employment Agreement with the Company, I shall not, directly or indirectly, for my own benefit or for the benefit of any third party, in any capacity (as a principal, shareholder, partner, director, officer, agent, executive, consultant, contractor, employee, lender or otherwise), engage or participate in, or be financially interested in, (i) any Person involved in the Business (as defined in Section l(c) hereof) anywhere in the world, including but not limited to, those Persons set forth on Attachment B (provided, however, that nothing contained in this Section 4(b) shall prevent me from holding for passive investment of less than two percent (2%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system) or (ii) any business that uses or relies on any Confidential Information.

5.             Returning Company Documents and Property.  I agree that, upon termination of my service with Company, for any reason, I will deliver to the Company, or its designee, and will not keep in my possession or deliver to anyone else, any and all records, data, notes, reports, information, proposals, lists, correspondence, emails, specifications, drawings, blueprints, sketches, materials, other documents, or reproductions or copies (including but not limited to on computer discs or drives) of any aforementioned items either developed by me pursuant to my service with the Company or otherwise relating to the business of the Company Group, retaining neither copies nor excerpts thereof.  I also agree that, at such time, or earlier upon request, I will deliver to the Company Group, or its designee, all Company Group property in my possession, including cell phones, computers, computer discs, drives and other equipment or devices, and that if I fail to do so the Company may withhold from my compensation the replacement cost of Company Group property I have not returned.

6.             Relief.

(a)           I acknowledge and agree that (i) the covenants set forth in Sections 2, 3, 4 and 5. of this Agreement are reasonable and necessary in order to protect the legitimate interests of the Company Group and I am receiving adequate consideration hereunder; (ii) the Company Group will not have any adequate remedy at law if I violate the terms hereof or fail to perform any of my obligations under Sections 2, 3, 4 or 5 of this Agreement; and (iii) the Company Group shall have the right, in addition to any other rights it may have under applicable law, to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce any such covenant or any of the other obligations under Sections 2, 3, 4 or 5 of this Agreement (and I hereby waive any right to require any bond or security in connection therewith), as well as to obtain damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company Group may be entitled.

(b)           If the period of time or scope of any restriction set forth in Sections 2, 3, 4 or 5 of this Agreement should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the scope of the restriction shall be modified, or both, by a court of competent jurisdiction so that such restrictions may be enforceable for such time and in the manner to the fullest extent adjudged to be reasonable.  If I violate any of the restrictions contained in subparagraph (a) above, then the restrictive period shall not run in my favor from the time of the commencement of any such violation until such time as such violation shall be cured by me.

(c)           I acknowledge and agree that if I breach any of the provisions of this Agreement, the Company will have the right and remedy to require me to account for and pay over to the Company or its designee, all compensation, profits, monies, accruals, increments or other benefits I derive or receive as a result of such breach.  This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company Group under law or in equity.

(d)           I acknowledge that I have the right to request a waiver from the Company with regard to any of the restrictions contained in Sections 2, 3, 4 or 5 of this Agreement by providing a written notice of such request to the Company’s Chairman of the Board of Directors.  Upon receipt of such written notice, the Chairman of the Board of Directors shall consider such request and make reasonable efforts to respond to Executive within 15 business days of such notice as to whether the Company, in its sole discretion, shall agree to waive any of such restrictions.  If the Chairman of the Board of Directors fails to respond to Executive’s written notice within such 15 business day period, such failure shall be deemed a denial of the request.

7.             Nondisparagement.  I acknowledge and agree that I will not, whether in writing or orally, malign, denigrate or disparage the Company Group or any of their respective predecessors or successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. Disclosure of information I am required to disclose pursuant to any applicable law, court order, subpoena, compulsory process of law or governmental decree shall not constitute a violation or breach of this Section 7; provided that I deliver written notice of such required disclosure to the Company or its designee promptly before making such disclosure if such notice is not prohibited by applicable law, court order, subpoena, compulsory process of law or governmental decree. Similarly, the directors and senior executives of the Company Group will not, and the Company shall use reasonable and good faith efforts to cause its other employees not to, whether in writing or orally, malign, denigrate or disparage me with respect to any of my past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray me in an unfavorable light.

8.             Relatives, Affiliates, Etc.  I acknowledge and agree that I will not hire or otherwise engage to provide products or services to the Company (as an employee, consultant, supplier, vendor, or otherwise) any Person that is my Affiliate or any Person that is my familial relative by marriage or by birth (including adoption) without disclosure to and the consent of the Company. For purposes of this provision, the Company hereby consents to the employment of the relatives listed in Attachment C.

9.             General Provisions.

(a)           Governing Law and Forum.  This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of laws provisions.  Any court action instituted by me or on my behalf relating in any way to this Agreement shall be filed exclusively in federal or state court, respectively in the Commonwealth of Pennsylvania, and I consent to the jurisdiction and venue of these courts in any action instituted by the Company against me.  I hereby waive, to the fullest extent permitted by applicable law, any right I may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement.

(b)           Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable by an arbitrator or court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

(c)           Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and may be assigned by the Company and its successors to any Person, including, but not limited to, any successor or parent of the Company or any member of the Company Group.  The Company also may assign this Agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company.  I expressly consent to the assignment of the restrictions and requirements set forth in this Agreement to any new owner of the Company’s business or purchaser of the Company.  I may not assign, pledge, or encumber my interest in this Agreement, or any part thereof, without the written consent of the Company.

(d)           Survival.  The obligations contained in this Agreement shall survive the termination of my employment or other relationship with the Company.

10.          Disclosure of Agreement.  I agree to disclose the existence and terms of this Agreement to any employer or other service recipient that I may render services to or for during the 12 month period immediately following termination of my service with the Company.  I further acknowledge and agree that if I breach Sections 2, 3, 4 or 5, of this Agreement in any respect, the restrictions contained in those Sections will be extended for a period equal to the period that I was in breach.

11.          Acknowledgement.  I acknowledge and agree that (a) I have had the opportunity to consult with independent counsel of my own choice concerning this Agreement and have been advised to do so by the Company, (b) I have read and understand the Agreement, am fully aware of its legal effect, and have entered into it freely based on my own judgment, (c) the duration and scope of this Agreement are reasonable and necessary to protect the Company Group’s customer relationships, trade secrets, proprietary information and other legitimate business interests, (d) the Company would not employ me or engage my services or otherwise compensate me unless I agree to be bound by the provisions of this Agreement, and (e) I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement.

12.          Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me with respect to the subject matter hereof, and merge and supersedes all prior agreements, understandings and/or discussions between us with regard to the matters addressed herein.  No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by me and the Company.  Any subsequent change or changes in the terms and conditions of my relationship with the Company, including, but not limited to, validity or scope of this Agreement.

Date: December 3, 2012	/s/ Antony Koblish
Signature
Antony Koblish

Date: December 3, 2012		/s/ Maarten Persenaire
	By:	Maarten Persenaire, M.D.
	Title:	Chief Medical Officer of TELA Bio, Inc.

On behalf of the Company Group

ATTACHMENT A - PRIOR INVENTIONS

8,303,967 Bioactive bone graft substitute

8,287,915 Bone restorative carrier mediums

7,544,196 System and kit for delivery of restorative materials

7,534,451 Bone restorative carrier mediums

7,531,004 Pliable conformable bone restorative

7,189,263 Biocompatible bone graft material

6,863,899 Composite shaped bodies and methods for their production and use

6,613,018 System and kit for delivery of restorative materials

6,458,162 Composite shaped bodies and methods for their production and use

5,908,423 Flexible medullary reaming system

5,855,581 Awls

5,562,673 Awls for sizing bone canals

ATTACHMENT B - COMPETITORS

ATTACHMENT C - RELATIVES